Exhibit 99.1        Press Release dated April 25, 2022

SIMPSON MANUFACTURING CO., INC. ANNOUNCES 2022 FIRST QUARTER FINANCIAL RESULTS

Pleasanton, CA – April 25, 2022

●	Net sales of $493.6 million increased 42.0% year-over-year
●	Gross margin of 48.0% increased from 46.7% in the prior year period
●	Income from operations of $124.4 million increased 82.0% year-over-year; operating margin of 25.2% increased from 19.7% in the prior year period
●	Diluted earnings per share of $2.18 increased 87.9% year-over-year
●	Repurchased $21.3 million of the Company's common stock during the quarter
●	Closed the acquisition of the ETANCO Group on April 1, 2022

Simpson Manufacturing Co., Inc. (the “Company”) (NYSE: SSD), an industry leader in engineered structural connectors and building solutions, today announced its financial results for the first quarter of 2022. Refer to the “Segment and Product Group Information” table below for additional segment information (including information about the Company’s Asia/Pacific segment and Administrative and All Other segment).

The Company changed its presentation of its North America and Administrative and all other segment statement of operations to display allocated expenses and management fees as a separate item below income from operations. Allocated expenses and management fees between the two segments were previously included in operating expenses and in income from operations. Income from operations for the North America and Administrative and all other segments for the quarter ended March 31, 2022 presented below was not affected by the change in presentation. Consolidated income from operations, income before tax and net income for the quarters ended March 31, 2022 and March 31, 2021 presented below were not affected by the change in presentation.

All comparisons below (which are generally indicated by words such as “increased,” “decreased,” “remained,” or “compared to”), unless otherwise noted, are comparing the quarter ended March 31, 2022 with the quarter ended March 31, 2021 and do not include the results of the acquisition of the ETANCO Group ("ETANCO").

2022 First Quarter Financial Highlights

•Consolidated net sales of $493.6 million increased 42.0% from $347.6 million.
◦North America net sales of $438.7 million increased 46.0% from $300.6 million primarily due to product price increases throughout 2021 in an effort to offset rising raw material costs. Canada's net sales increased primarily due to product price increases offset by lower sales volumes.
◦Europe net sales of $51.5 million increased 16.2% from $44.3 million, primarily due to product price increases throughout 2021 in an effort to offset rising raw material costs, partly offset by the negative effect of approximately $3.7 million in foreign currency translation.

•Consolidated gross profit of $236.8 million increased 45.9% from $162.3 million. Gross margin increased to 48.0% from 46.7%.
◦North America gross margin increased to 49.7% from 48.5%, primarily due to product price increases throughout 2021, contributing to lower costs, each as a percentage of sales, in warehouse/freight, factory & tooling, and labor costs, which were negatively offset by higher material costs.
◦Europe gross margin decreased to 33.9% from 34.4%, primarily due to higher factory & tooling costs, as a percentage of net sales.

•Consolidated income from operations of $124.4 million increased 82.0% from $68.4 million. The increase was primarily due to the increase in consolidated gross profit, partly offset by higher operating expenses including acquisition related costs, personnel costs, travel related expenses, and cash profit sharing expense resulting from favorable operating performance in the first quarter of 2022. Consolidated operating margin increased to 25.2% from 19.7%.
◦North America income from operations of $135.7 million increased $62.7 million from $73.0 million. The increase was primarily due to higher gross profit, partly offset by higher operating expenses including personnel costs, travel and trade related events, and cash profit sharing primarily for favorable operating performance.

◦Europe loss from operations of $1.4 million compared to income of $2.3 million, primarily due to professional fees of $7.0 million associated with the ETANCO acquisition, offset by a $1.1 million gain on the sale of a property and increased gross profits.

•The Company's effective income tax rate decreased to 23.7% from 24.3%, primarily due to a higher windfall tax benefit on the vesting of restricted stock units during the first quarter of 2022 compared to 2021.

•Net income was $94.6 million, or $2.18 per diluted share of the Company's common stock, compared to net income of $50.4 million, or $1.16 per diluted share.

•Cash flow provided by operating activities increased approximately $26.8 million from $17.8 million to $44.7 million, primarily from increases in net income offset by the increase in working capital.

•Cash flow used in investing activities increased approximately $1.4 million from $15.7 million to $17.1 million. Capital expenditures were approximately $17.8 million compared to $10.5 million.

Management Commentary

"We delivered strong financial and operational performance in the first quarter with consolidated net sales of $493.6 million increasing 42.0% over the prior year period," commented Karen Colonias, Chief Executive Officer of Simpson Manufacturing Co., Inc. "Sales growth was primarily driven by product price increases we implemented throughout 2021 in North America and Europe to offset rising raw material costs. Our strong top-line performance led to our gross margin expanding 130 basis points to 48.0% compared to the prior year period. As a result, we grew our first quarter consolidated income from operations to $124.4 million and generated strong earnings per diluted share of $2.18."

Mrs. Colonias concluded, "Over the past year, we made significant progress on our growth initiatives to support different end users and distribution channels. Included in these efforts was a realignment of our sales teams to more specifically focus on five end use markets - residential, commercial, OEM, national retail and building technology, which has led to new customer and project wins within each of our five key growth initiatives. Our future growth and diversification efforts were further supported by our April 1st acquisition of ETANCO. We believe ETANCO's extensive and complementary product offering will strengthen our overall portfolio in Europe, enabling us to deliver even more value to our customers. While we are primarily focused on the integration of ETANCO, our capital allocation priorities for 2022 remain centered on organic growth and returning value to our stockholders through dividends and selectively repurchasing shares of our common stock, while focusing on repaying the debt we incurred to finance the acquisition of ETANCO."

Corporate Developments

•On March 30, 2022, the Company entered into an Amended and Restated Credit Agreement. The Amended and Restated Credit Agreement amends and restates the Company's previous Credit Agreement, dated as of July 27, 2012. The Amended and Restated Credit Agreement provides for a 5-year Revolving Credit Facility of $450.0 million, which includes a letter of credit sub-facility of up to $50.0 million, and for a 5-year Term Loan Facility of $450.0 million. The Company borrowed $250.0 million under the Revolving Credit Facility and $450.0 million under the Term Loan Facility to finance a portion of the purchase price of the Company’s acquisition of ETANCO.

•On April 1, 2022, the Company successfully completed the acquisition of ETANCO, a manufacturer of fastener products headquartered in France, for $800.0 million (725 million euros(1)) net of cash. For the 12 months ending September 30, 2021, ETANCO's net sales and operating income margin were approximately $291.0 million (approximately €258 million(2)) and 19.7%(2), respectively.

•During the first quarter of 2022, the Company repurchased 194,745 shares of common stock in the open market at an average price of $109.28 per share, for a total of $21.3 million. As of March 31, 2022, approximately $78.7 million remained available for repurchase under the Company's previously announced $100.0 million share repurchase authorization (which expires at the end of 2022).

Business Outlook

The Company is updating its 2022 financial outlook to include the acquisition of ETANCO, which closed on April 1, 2022, one quarter of actual results, and its latest expectations regarding demand trends, raw material costs and operating expenses. Based on business trends and conditions as of today, April 25, 2022, the Company's outlook for the full fiscal year ending December 31, 2022 is as follows:

•Operating margin is expected to be in the range of 19.0% to 20.0%, mostly attributable to an improved outlook for the overall market and Simpson. In addition, the revised outlook includes projected results for ETANCO, including $15.0 to $17.0 million in integration and transaction costs.

•Interest expense on the outstanding $250.0 million Revolving Credit Facility and $450.0 million Term Loans is expected to be approximately $11.0 million, including the effect of interest hedges and bank fee amortizations.

•The effective tax rate is expected to be in the range of 25.5% to 26.5%.

•Capital expenditures are expected to be in the range of $65.0 million to $70.0 million. As part of the integration process for ETANCO, Simpson management is in the process of assessing additional capital expenditures in support of ETANCO's operations.

While the magnitude and duration of the COVID-19 pandemic and its impact on general economic conditions remain uncertain, the Company continues to monitor the impact of the pandemic on its operations and financial condition, which was not significantly adversely impacted during the first quarter of 2022. Please note that ongoing uncertainties surrounding the impact of the COVID-19 pandemic on the Company’s business, which may include the economic impact on its operations, raw material costs, consumers, suppliers, vendors, and other factors outside of its control, may have a material adverse impact on the Company’s financial outlook.

Conference Call Details

Investors, analysts and other interested parties are invited to join the Company’s first quarter of 2022 financial results conference call on Monday, April 25, 2022, at 5:00 pm Eastern Time (2:00 pm Pacific Time). To participate, callers may dial (877) 407-0792 (U.S. and Canada) or (201) 689-8263 (International) approximately 10 minutes prior to the start time. The call will be webcast simultaneously and can be accessed through https://viavid.webcasts.com/starthere.jsp?ei=1539516&tp_key=9123a06bdf or a link on the Company’s website at ir.simpsonmfg.com. For those unable to participate during the live broadcast, a replay of the call will also be available beginning that same day at 8:00 p.m. Eastern Time until 11:59 p.m. Eastern Time on Monday, May 9, 2022, by dialing (844) 512–2921 (U.S. and Canada) or (412) 317–6671 (International) and entering the conference ID: 13728308. The webcast will remain posted on the Investor Relations section of Simpson's website at ir.simpsonmfg.com for 90 days.

A copy of this earnings release will be available prior to the call, accessible through the Investor Relations section of the Company's website at ir.simpsonmfg.com.

About Simpson Manufacturing Co., Inc.

Simpson Manufacturing Co., Inc., headquartered in Pleasanton, California, through its subsidiary, Simpson Strong-Tie Company Inc., designs, engineers and is a leading manufacturer of wood construction products, including connectors, truss plates, fastening systems, fasteners and shear walls, and concrete construction products, including adhesives, specialty chemicals, mechanical anchors, powder actuated tools and reinforcing fiber materials. The Company's common stock trades on the New York Stock Exchange under the symbol "SSD."

Copies of Simpson Manufacturing's Annual Report to Stockholders and its proxy statements and other SEC filings, including Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, are made available free of charge on the company's web site on the same day they are filed with the SEC. To view these filings, visit the Investor Relations section of the Company's web site at ir.simpsonmfg.com.

Cautionary Note Regarding Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act of 1933, as amended, and Section 2IE of the Securities Exchange Act of 1934, as amended. Forward-looking statements generally can be identified by words such as "anticipate," "believe," "estimate," "expect," "intend," "plan," "outlook," "target," "continue," "predict," "project," "change," "result," "future," "will," "could," "can," "may," "likely," "potentially," or similar expressions that concern our strategy, plans, expectations or intentions. Forward-looking statements are all statements other than those of historical fact and include, but are not limited to, statements about future financial and operating results, our plans, objectives, business outlook, priorities, expectations and intentions, expectations for sales growth, comparable sales, earnings and performance, stockholder value, capital expenditures, cash flows, the housing market, the home improvement industry, demand for services, share repurchases, the integration of the acquisition of ETANCO, our strategic initiatives, including the impact of these initiatives on our strategic and operational plans and financial results, and any statement of an assumption underlying any of the foregoing. Although we believe that the expectations, opinions, projections and comments reflected in these forward-looking statements are reasonable, such statements involve risks and uncertainties and we can give no assurance that such statements will prove to be correct. Actual results may differ materially from those expressed or implied in such statements.

Forward-looking statements are subject to inherent uncertainties, risk and other factors that are difficult to predict and could cause our actual results to vary in material respects from what we have expressed or implied by these forward-looking statements. Important factors that could cause our actual results and financial condition to differ materially from those expressed in our forward-looking statements include the impact of the COVID-19 pandemic on our operations and supply chain, the operations of our customers, suppliers and business partners, and the successful integration of ETANCO, as well as those discussed in the :Risk Factors" and " Management's Discussion and Analysis of Financial Condition and Results of Operations" sections of our most recent Annual Report on Form 10-K, subsequent Quarterly Reports on Form 10-Q and other reports we file with the SEC. To the extent that the COVID-19 pandemic adversely affects our business and financial results, it may also have the effect of heightening many of such risks and other factors.

We caution that you should not place undue reliance on these forward-looking statements, which speak only as of the date of this press release. We undertake no obligation to publicly update any forward-looking statement, whether as a result of new information, future developments or otherwise, except as may be required by law. Readers are urged to carefully review and consider the various disclosures made in our reports filed with the SEC that advise of the risks and factors that may affect our business, results of operations and financial condition.

Footnotes
(1) Reflects EUR to USD exchange rate as of March 21, 2022.
(2) For the last 12 months ending September 30, 2021, in accordance with French GAAP. Subject to change following conversion to IFRS or U.S. GAAP accounting standards and reflects EUR to USD exchange rate as of December 22, 2021.

Simpson Manufacturing Co., Inc. and Subsidiaries
UNAUDITED Consolidated Statements of Operations
(In thousands, except per share data)

	Three Months Ended March 31,
	2022	2021
Net sales	$493,570	$347,642
Cost of sales	256,789	185,360
Gross profit	236,781	162,282
Research and development and engineering expense	15,866	14,591
Selling expense	36,836	30,823
General and administrative expense	53,774	48,565
Total operating expenses	106,476	93,979
Acquisition related costs	6,951	—
Gain on disposal of assets	(1,083)	(80)
Income from operations	124,437	68,383
Interest expense, net and other	(428)	(1,778)
Income before taxes	124,009	66,605
Provision for income taxes	29,433	16,218
Net income	$94,576	$50,387
Earnings per common share:
Basic	$2.19	$1.16
Diluted	$2.18	$1.16
Weighted average shares outstanding:
Basic	43,179	43,379
Diluted	43,376	43,612
Cash dividend declared per common share	$0.25	$0.23
Other data:
Depreciation and amortization	$10,795	$11,225
Pre-tax equity-based compensation expense	$4,872	$6,542

Simpson Manufacturing Co., Inc. and Subsidiaries
UNAUDITED Consolidated Condensed Balance Sheets
(In thousands)

	March 31,		December 31,
	2022	2021	2021
Cash and cash equivalents	$984,372	$257,428	$301,155
Trade accounts receivable, net	320,428	227,201	231,021
Inventories	443,448	296,640	443,756
Other current assets	39,632	37,732	22,903
Total current assets	1,787,880	819,001	998,835
Property, plant and equipment, net	265,675	255,684	259,869
Operating lease right-of-use assets	44,651	44,236	45,438
Goodwill	133,651	133,477	134,022
Other noncurrent assets	55,297	42,329	45,961
Total assets	$2,287,154	$1,294,727	$1,484,125
Trade accounts payable	$76,390	$66,236	$57,215
Long-term debt, current portion	22,500	—	—
Accrued liabilities and other current liabilities	206,985	158,578	187,387
Total current liabilities	305,875	224,814	244,602
Operating lease liabilities, net of current portion	36,336	35,810	37,091
Long-term debt, net of current portion	677,538	—	—
Deferred income tax and other long-term liabilities	35,595	19,594	18,434
Stockholders' equity	1,231,810	1,014,509	1,183,998
Total liabilities and stockholders' equity	$2,287,154	$1,294,727	$1,484,125

Simpson Manufacturing Co., Inc. and Subsidiaries
UNAUDITED Segment and Product Group Information
(In thousands)

	Three Months Ended
	March 31,		%
	2022	2021	change*
Net Sales by Reporting Segment
North America	$438,731	$300,564	46.0%
Percentage of total net sales	88.9%	86.5%
Europe	51,451	44,296	16.2%
Percentage of total net sales	10.4%	12.7%
Asia/Pacific	3,388	2,782	21.8%
	$493,570	$347,642	42.0%
Net Sales by Product Group**
Wood Construction	$435,438	$301,578	44.4%
Percentage of total net sales	88.2%	86.7%
Concrete Construction	57,976	45,523	27.4%
Percentage of total net sales	11.7%	13.1%
Other	156	541	N/M
	$493,570	$347,642	42.0%
Gross Profit (Loss) by Reporting Segment
North America	$217,919	$145,830	49.4%
North America gross margin	49.7%	48.5%
Europe	17,453	15,250	14.4%
Europe gross margin	33.9%	34.4%
Asia/Pacific	1,448	1,244	N/M
Administrative and all other	(39)	(42)	N/M
	$236,781	$162,282	45.9%
Income (Loss) from Operations
North America	$135,727	$73,025	85.9%
North America operating margin	30.9%	24.3%
Europe	(1,370)	2,291	(159.8)%
Europe operating margin	(2.7)%	5.2%
Asia/Pacific	564	425	N/M
Administrative and all other	(10,484)	(7,358)	N/M
	$124,437	$68,383	82.0%

*	Unfavorable percentage changes are presented in parentheses, if any.
**	The Company manages its business by geographic segment but is presenting sales by product group as additional information.
N/M	Statistic is not material or not meaningful.

CONTACT:
Addo Investor Relations
investor.relations@strongtie.com
(310) 829-5400